Exhibit 99.1

CONTACT:

Dee Ann Johnson

Chief Financial Officer and Treasurer

412-456-4410

dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE

PITTSBURGH, PA

April 23, 2014

Ampco-Pittsburgh Corporation Announces First Quarter Earnings

Ampco-Pittsburgh Corporation (NYSE: AP) announces sales and net income for the three months ended March 31, 2014 of $62,913,000 and $78,000 or $0.01 per common share, respectively, against sales and net income of $69,624,000 and $126,000 or $0.01 per common share for the same period in 2013. Income from operations for the first three months of 2014 of $777,000 compares to $1,711,000 for the first three months of 2013.

The decline in sales and earnings from a year ago is principally attributable to lower demand and ongoing pricing pressures for the Forged and Cast Rolls segment. For the Air and Liquid Processing segment, sales and earnings were comparable to the first quarter of the prior year.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation’s Annual Report on Form 10-K as well as the Corporation’s other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

	Three Months Ended March 31,
	2014	2013

Sales	$62,913,000	$69,624,000

Income from operations	777,000	1,711,000
Other income (expense) – net	118,000	(644,000)

Income before income taxes	895,000	1,067,000

Income tax provision	(376,000)	(320,000)

Equity losses in Chinese joint venture	(441,000)	(621,000)

Net income	$78,000	$126,000

Earnings per common share:
Basic	$0.01	$0.01

Diluted	$0.01	$0.01

Weighted-average number of common shares outstanding:
Basic	10,373,191	10,346,090

Diluted	10,422,880	10,398,918